UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PetIQ, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PETIQ, INC.

230 EAST RIVERSIDE DRIVE, EAGLE, IDAHO 83616

SUPPLEMENT TO THE PROXY STATEMENT DATED APRIL 29, 2022

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 22, 2022

Explanatory Note

This supplement (the “Supplement”) is for the definitive proxy statement furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of PetIQ Inc., a Delaware corporation (the “Company”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 29, 2022 (the “2022 Proxy Statement”). The 2022 Proxy Statement was filed in connection with the Company’s Annual Meeting of Stockholders to be held on June 22, 2022, and at any adjournment or postponement thereof (the “Meeting”).

Larry Bird, a director and nominee for re-election to the Board of Directors of the Company passed away on May 7, 2022. Mr. Bird was an important member of our Board of Directors, and we all will miss the valuable guidance he provided to the Company. The Board of Directors decided on not to fill the vacancy in the Board created by the death of Mr. Bird, but to reduce the size of the Board to seven (7) members. As a result, all votes cast by shareholders, in person or by proxy, in the election of Mr. Bird at the 2022 Annual Meeting of Stockholders will not be counted, and no nominations for election to the Board seat previously held by Mr. Bird will be accepted at the meeting.

This Supplement also clarifies certain disclosures in the 2022 Proxy Statement on the voting requirements for, and the effect of abstentions and broker non-votes on, “Proposal No. 5: To approve the amendment and restatement of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to eliminate supermajority provisions” (“Proposal 5”); and “Proposal No. 6: To approve the amendment and restatement of our Amended and Restated Certificate of Incorporation to declassify our Board of Directors (“Proposal 6”).

The vote required to approve Proposal 5 and Proposal 6 the affirmative vote of 66-2/3% of the shares that are outstanding and entitled to vote. Abstentions and Broker Non-Votes will be counted as votes against Proposals 5 and 6.

Supplement to 2022 Proxy Statement

The “Voting Instructions” subsection of the “Information About the Annual Meeting and Voting” section on page 59 is hereby revised in its entirety to read as follows:

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, other than being counted for the purpose of determining a quorum, broker non-votes will (a) have no effect on the outcome of any postponement or adjournment of the Annual Meeting, but (b) will have the same effect as a vote “AGAINST” certain proposals being voted on at the Annual Meeting. Please see Votes Required; Effect of Broker Non-Votes and Abstentions for the effect a broker non-vote will have on each proposal.

The “Votes Required; Effect of Broker Non-Votes and Abstentions” subsection of the “Information About the Annual Meeting and Voting” section on page 59 is hereby revised to read as follows:

Proposal Five, the amendments to the Certificate of Incorporation to eliminate supermajority provisions, requires the affirmative vote of 66-2/3% of the shares that are outstanding and entitled to vote. Abstentions and broker non-votes are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will count for purposes of determining a quorum but will have the same effect as a vote “AGAINST” the proposal. If stockholders do not approve this proposal, it will not be implemented and the supermajority provisions will remain in place.

Proposal Six, the amendments to the Certificate of Incorporation to declassify the Board of Directors, requires the affirmative vote of 66-2/3% of the shares that are outstanding and entitled to be vote. Abstentions and broker non-votes are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will count for purposes of determining a quorum but will have the same effect as a vote “AGAINST” the proposal. If stockholders do not approve this proposal, it will not be implemented and the classified board will remain in place.

Except as described in this Supplement, none of the information presented in the 2022 Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Meeting, and the 2022 Proxy Statement contains other important additional information. This Amendment should be read in conjunction with the 2022 Proxy Statement.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD VIRTUALLY ON JUNE 22, 2022: This Proxy Statement, the Company’s Annual Report for the fiscal year ended December 31, 2021 and the Proxy Card are available at the Company’s website http://ir.petiq.com/financial-information/sec-filings

This Amendment is being filed with the SEC on May 27, 2022.